Computation of Earnings to Fixed Charges
(Dollars in thousands)

	Six months ended		Fiscal Years Ended November 30,
	May 31,
	2004	2003	2003	2002	2001	2000	1999
Earnings from continuing operations:
Pre-tax earnings from continuing operations	$547,250	428,326	1,207,054	875,709	679,423	375,635	285,477
Adjustments to pre-tax earnings from continuing operations:
Fixed charges	79,843	82,746	161,165	157,552	156,885	142,654	73,020
Interest capitalized	(63,886)	(65,881)	(129,517)	(126,762)	(127,544)	(117,444)	(54,792)
Adjustment for undistributed earnings and losses of unconsolidated 50% or less owned entities	7,531	1,950	4,670	1,107	1,423	6,928	(8,197)
Previously capitalized interest amortized	55,442	66,468	141,347	145,567	119,503	98,601	49,011

“Earnings”	$626,180	513,609	1,384,719	1,053,173	829,690	506,374	344,519

Fixed Charges:
Interest incurred	$67,038	72,869	140,114	139,223	142,772	130,458	64,908
Interest component of rent expense	12,805	9,877	21,051	18,329	14,113	12,196	8,112

“Fixed Charges”	$79,843	82,746	161,165	157,552	156,885	142,654	73,020

Earnings to Fixed Charges	7.8	6.2	8.6	6.7	5.3	3.5	4.7